Bank of America Reports Q4-15 Net Income of $3.3B, EPS of $0.28
Full-Year 2015 Net Income of $15.9B, EPS of $1.31(1)
Financial Highlights[2]	Business Highlights[2]

•    Revenue, net of interest expense, (FTE basis) up 4% to $19.8B(A)
•    Net interest income (NII) (FTE basis) up 2% to $10.0B(A)
–    Excluding market-related NII and other adjustments(A), NII was $10.5B, compared to $10.3B in Q3-15 and $10.4B in Q4-14
•    Noninterest income up 7% to $9.7B
•    Provision for credit losses $0.8B, compared to $0.8B in Q3-15 and $0.2B in Q4-14
•    Noninterest expense declined 2% to $13.9B; excluding litigation, noninterest expense declined 3% to $13.4B(B)
•    Net income up 9% to $3.3B; earnings per diluted share $0.28, compared to $0.25

Previously Disclosed Q4-15 Items

•    ($0.03) per share for reduction to NII for certain trust preferred securities

•    ($0.03) per share for negative impact of U.K. tax law changes

Balance Sheet, Capital and Liquidity

•    Common equity tier 1 capital (transition) of $163.0B; Common equity tier 1 capital (fully phased-in) of $154.1B(C)
•    Global Excess Liquidity Sources increased $65B to record $504B; time to required funding at 39 months(D)
•    Total deposit balances up $78B to $1.2T
•    Return on average assets 0.61%; return on average common equity 5.1%; return on average tangible common equity 7.3%(E)
•    Tangible book value per share(F) increased 8% to $15.62; book value per share increased 6% to $22.54
•    Returned $4.5B in capital to shareholders in 2015 through common stock repurchases and dividends
	Consumer Banking	• Loans up $12B, deposits up $48B2 • Brokerage assets up 8% • Total mortgage production up 13% • Total U.S. credit card spending up 5%

	Global Wealth and Investment Management	• Total client balances of nearly $2.5T • Long-term assets under management flows of $7B in Q4-15 • Loans up $12B, deposits up $16B2

	Global Banking	• Loans up $37B, deposits up $16B2 • No. 3 in Global Investment Banking fees(G) • Participated in 8 of top 10 debt deals and 7 of top 10 equity deals(G)

	Global Markets	• Excluding net DVA, sales and trading revenue up 11%(H) – Fixed income up 20%(H) – Equities down 3%(H)

	Legacy Assets and Servicing	• Noninterest expense down 16% to $1.1B; noninterest expense, excluding litigation, down 28% to $795MM(I) • Number of 60+ days delinquent first mortgage loans down 46% to 103,000 units

CEO Commentary
Highest Annual Net Income in Nearly a Decade

"The 2015 results were our highest earnings in nearly a decade, reflecting the work we’ve done to develop a straightforward operating model focused on responsible growth and doing more business with each customer and client. We saw solid customer activity in loan growth, deposits, and wealth management asset flows, and we returned more capital to our shareholders. As we build on this progress, we will continue to invest in the future and manage expenses."

– Brian Moynihan, Chief Executive Officer

[1]	2015 results include early adoption of new accounting guidance on the recognition and measurement of financial instruments. See endnote H for more information.

[2]
Financial Highlights and Business Highlights comparison to year-ago quarter unless noted. Loan and deposit balances are shown on an end-of-period basis. Fully taxable-equivalent (FTE) basis for the corporation is a non-GAAP financial measure. See endnote A for more information. Total revenue, net of interest expense, on a GAAP basis was $19.5B for Q4-15, and net interest income on a GAAP basis was $9.8B for Q4-15. Earnings per share on a fully diluted basis.

CFO Commentary

"Our results this quarter reflect our ongoing efforts to improve operating leverage while continuing to invest in our business. We increased net interest income, managed expenses tightly, and returned $1.3 billion in capital to our shareholders this quarter through common stock repurchases and dividends."

– Paul Donofrio, Chief Financial Officer

Consumer Banking
		Three months ended
Financial Results[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
• Revenue up $33MM to $7.8B – NII benefited from higher deposits and loans – Noninterest income down, due primarily to lower mortgage banking income • Noninterest expense down $76MM, due primarily to lower operating expenses; efficiency ratio improved to 56% from 57% • Net income up 9% to $1.8B	Net interest income (FTE)	$5,059	$5,004	$4,967
	Noninterest income	2,733	2,828	2,792
	Total revenue (FTE)[2]	7,792	7,832	7,759
	Provision for credit losses	654	648	653
	Noninterest expense	4,343	4,435	4,419
	Net income	$1,799	$1,759	$1,654
	[1] Comparisons are to the year-ago quarter unless noted. Revenue and net interest income are on an FTE basis. [2] Revenue, net of interest expense.
		Three months ended
Business Highlights[1,2]	($ in billions)	12/31/2015	9/30/2015	12/31/2014
• No. 1 retail deposit market share[3] • Average deposit balances grew $40B, or 8% • Average loan balances grew $12B, or 6% • Total mortgage and home equity production[4] grew $2B, or 13%, to $17B • Client brokerage assets grew $9B, or 8% to $123B • Approximately 1.3MM new U.S. consumer credit cards issued • 18.7MM mobile banking active users, up 13% • 4,726 financial centers, including 9 new openings during the quarter • Combined credit/debit spending up $4B to $130B	Average deposits	$557.3	$548.9	$517.6
	Average loans and leases	211.1	206.3	199.2
	Brokerage assets (EOP)	122.7	117.2	113.8
	Total mortgage production[4]	17.0	16.9	15.0
	Mobile banking users (MM)	18.7	18.4	16.5
	Number of financial centers	4,726	4,741	4,855
	Efficiency ratio (FTE)[1]	56%	57%	57%
	Return on average allocated capital(J)	25%	24%	22%
	Total U.S. Consumer Credit Card
	New card accounts (MM)[2]	1.3	1.3	1.2
	Risk-adjusted margin[2]	9.81%	9.54%	9.96%
[1]    Comparisons are to the year-ago quarter unless noted. Efficiency ratio is on an FTE basis.
[2]    The U.S. card portfolio includes Consumer Banking and GWIM.
[3]    Source: SNL branch data, U.S. retail deposit market share based on June 2015 FDIC deposit data, adjusted to remove commercial balances.
[4]    Total mortgage production includes first mortgage and home equity originations in Consumer Banking and GWIM. Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit.

Global Wealth and Investment Management
		Three months ended
Financial Results[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
• Revenue down $160MM to $4.4B – NII relatively flat, as the benefits from loan and deposit growth were mostly offset by the impact of the firm's allocation of asset liability management (ALM) activities – Noninterest income down, due to lower transactional activity and lower market valuations • Noninterest expense up $36MM, due primarily to higher amortization of previously issued stock awards and investments in client-facing professionals, partially offset by lower revenue-related incentives • Net income down 13% to $614MM	Net interest income (FTE)	$1,412	$1,377	$1,406
	Noninterest income	3,031	3,091	3,197
	Total revenue (FTE)[2]	4,443	4,468	4,603
	Provision for credit losses	15	(2)	14
	Noninterest expense	3,478	3,446	3,442
	Net income	$614	$656	$705
	[1] Comparisons are to the year-ago quarter unless noted. Revenue and net interest income are on an FTE basis. [2] Revenue, net of interest expense.
		Three months ended
Business Highlights[1]	($ in billions)	12/31/2015	9/30/2015	12/31/2014
• Average deposit balances grew $12.5B, or 5% • Average loans and leases grew $12.3B, or 10% • Total client balances relatively unchanged at nearly $2.5T • Long-term assets under management (AUM) flows of $7B were the 26th consecutive quarter of positive flows • Number of wealth advisors increased 5% to 18,167	Average deposits	$251.3	$244.0	$238.8
	Average loans and leases	135.8	133.2	123.5
	Long-term AUM flows	6.7	4.4	9.4
	Liquidity AUM flows	4.8	(3.2)	(0.3)
	Pretax margin	21%	23%	25%
	Efficiency ratio (FTE)[1]	78%	77%	75%
	Return on average allocated capital(J)	20%	22%	23%
	[1] Comparisons are to the year-ago quarter unless noted. Efficiency ratio is on an FTE basis.

Global Banking
		Three months ended
Financial Results[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
•    Revenue up $39MM to $4.4B

–    NII benefited from increased loan and deposit balances, partially offset by the impact of the firm’s allocation of ALM activities, including liquidity costs, as well as loan spread compression

–    Noninterest income increased, driven by improvements in leasing and treasury services, as well as a gain on the sale of a foreclosed property, partially offset by lower investment banking fees

•    Provision for credit losses increased $264MM, driven by higher energy-related charge-offs, as well as reserve builds for loan growth and energy exposure

•    Noninterest expense decreased, driven by lower litigation and incentive compensation costs, partially offset by investments in client-facing professionals

•    Net income down 9% to $1.4B, driven mostly by higher provision for credit losses
	Net interest income (FTE)	$2,435	$2,346	$2,415
	Noninterest income[2]	1,918	1,844	1,899
	Total revenue (FTE)[2,3]	4,353	4,190	4,314
	Provision for credit losses	233	179	(31)
	Noninterest expense	1,938	2,018	1,969
	Net income	$1,378	$1,277	$1,520
[1]    Comparisons are to the year-ago quarter unless noted. Revenue and net interest income are on an FTE basis.
[2]    Global Banking shares with Global Markets in certain deal economics from investment banking and loan origination activities.
[3]    Revenue, net of interest expense.

		Three months ended
Business Highlights[1]	($ in billions)	12/31/2015	9/30/2015	12/31/2014
• Average deposit balances grew $15.7B, or 5% • Average loans and leases grew $33.3B, or 12% • Corporation-wide investment banking fees of $1.3B (excluding self-led deals) declined 17%, driven by lower leveraged finance and equity issuance, partly offset by higher advisory fees – Ranked No. 3 globally in net investment banking fees(G) – Second-highest quarter in advisory fees since merger – Participated in 8 of top 10 debt deals and 7 of top 10 equity deals(G)	Average deposits	$307.8	$296.3	$292.1
	Average loans and leases	320.3	310.0	287.0
	Total Corp. IB fees (excl. self-led)[2]	1.3	1.3	1.5
	Global Banking IB fees[2]	0.7	0.8	0.8
	Business Lending revenue	2.0	1.9	1.9
	Global Transaction Services revenue	1.6	1.6	1.6
	Efficiency ratio (FTE)[1]	44%	48%	46%
	Return on average allocated capital(J)	16%	14%	18%
[1]    Comparisons are to the year-ago quarter unless noted. Efficiency ratio is on an FTE basis.
[2]    Global Banking shares with Global Markets in certain deal economics from investment banking and loan origination activities.

Global Markets
		Three months ended
Financial Results[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
• Revenue up $741MM to $3.1B; excluding net DVA[4], revenue up $313MM to $3.3B, driven primarily by improved sales and trading results and a gain on an equity investment, partially offset by lower investment banking fees • Noninterest expense increased $232MM, due primarily to higher revenue-related expenses • Net income of $185MM, compared to a loss of $75MM; excluding DVA, net income was $308MM, compared to $316MM4	Net interest income (FTE)	$1,166	$1,135	$1,036
	Noninterest income[2]	1,962	2,635	1,351
	Total revenue[2,3]	3,128	3,770	2,387
	Net DVA[4]	(198)	12	(626)
	Total revenue (excl. net DVA) (FTE)2,3,4(H)	3,326	3,758	3,013
	Provision for credit losses	30	42	26
	Noninterest expense	2,754	2,683	2,522
	Net income (loss)	$185	$821	$(75)
[1]    Comparisons are to the year-ago quarter unless noted. Revenue and net interest income are on an FTE basis.
[2]    Global Banking shares with Global Markets in certain deal economics from investment banking and loan origination activities.
[3]    Revenue, net of interest expense.
[4]    Revenue excluding net DVA is a non-GAAP financial measure. In Q4-14, a funding valuation adjustment (FVA) charge of $497MM was recorded and included in net DVA. In Q4-15, the Corporation early adopted new accounting guidance on recognition and measurement of financial instruments. See endnote H for additional information.

		Three months ended
Business Highlights[1]	($ in billions)	12/31/2015	9/30/2015	12/31/2014
• Sales and trading revenue up $0.7B to $2.4B • Excluding net DVA, sales and trading revenue up 11% to $2.6B(H) – FICC increased 20%, reflecting improvement across most products, notably in rates and credit-related products(H) – Equities down 3%, due to lower levels of client activity(H) • No. 1 global research firm for 5th consecutive year[2]	Average trading-related assets	$416.1	$431.5	$455.5
	Average loans and leases	68.8	66.4	58.1
	Sales and trading revenue	2.4	3.2	1.7
	Sales and trading revenue(excl. net DVA)(H)	2.6	3.2	2.4
	Global Markets IB fees	0.5	0.5	0.7
	Efficiency ratio (FTE)[1]	88%	71%	106%
	Return on average allocated capital(J)	2%	9%	n/m
	n/m = not meaningful [1] Comparisons are to the year-ago quarter unless noted. Efficiency ratio is on an FTE basis. [2] Source: Institutional Investor magazine.

Legacy Assets and Servicing
		Three months ended
Financial Results[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
•    Revenue down $50MM, driven by a decrease in NII on lower loan balances, as well as a modest decline in noninterest income, as lower servicing fees and mortgage servicing rights performance, net of hedge results, were partially offset by lower representations and warranties provision

•    The benefit in the provision for credit losses was $103MM lower, driven primarily by a slower pace of portfolio improvement

•    Noninterest expense down 16% to $1.1B; excluding litigation, noninterest expense down 28% to $795MM, due mostly to lower servicing costs(I)

•    Number of 60+ days delinquent first mortgage loans serviced down 46% to 103,000 units

•    Number of LAS employees[3] declined 35% to 11,200

•    Net loss declined to $351MM from $379MM
	Net interest income (FTE)	$347	$382	$390
	Noninterest income	241	458	248
	Total revenue (FTE)[2]	588	840	638
	Provision for credit losses	(10)	6	(113)
	Noninterest expense	1,148	1,142	1,360
	Litigation expense	353	228	256
	Noninterest expense (excl. litigation)	795	914	1,104
	Net loss	$(351)	$(196)	$(379)
	[1] Comparisons are to the year-ago quarter unless noted. Revenue and net interest income are on an FTE basis. [2] Revenue, net of interest expense. [3] Includes other FTEs supporting LAS (contractors).

All Other
		Three months ended
Financial Results[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
•    Revenue improved $201MM to ($545MM)

–    NII impacted by $0.6B reduction for certain trust preferred securities, as well as $0.1B positive market-related adjustments on debt securities
–    Noninterest income improved, driven primarily by the absence of a provision for U.K. payment protection insurance as well as higher gains on sale of debt securities

•    The benefit in the provision for credit losses of $112MM declined, driven by lower recoveries including those on the sale of nonperforming loans

•    Noninterest expense down $274MM, due primarily to lower personnel and litigation costs, partially offset by higher professional fees

•    Income tax includes the $290MM negative impact from U.K. tax law changes

•    Net loss declined to $289MM from $375MM
	Net interest income (FTE)	$(387)	$(502)	$(349)
	Noninterest income	(158)	14	(397)
	Total revenue (FTE)[2]	(545)	(488)	(746)
	Provision for credit losses	(112)	(67)	(330)
	Noninterest expense	210	84	484
	Net income (loss)	$(289)	$4	$(375)
[1]     Comparisons are to the year-ago quarter unless noted. Revenue and net interest income are on an FTE basis.
[2]    Revenue, net of interest expense.

Note: All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Beginning with new originations in 2014, we retain certain residential mortgages in Consumer Banking, consistent with where the overall relationship is managed; previously such mortgages were in All Other. Additionally, certain residential mortgage loans that are managed by Legacy Assets and Servicing are held in All Other. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture as well as Global Principal Investments, which is comprised of a portfolio of equity, real estate and other alternative investments.

Credit Quality
		Three months ended
Highlights[1]	($ in millions)	12/31/2015	9/30/2015	12/31/2014
•    Credit quality remained strong, improving across all consumer portfolios, while the energy sector of the commercial portfolio experienced elevated charge-offs and criticized levels

•    Net charge-offs were $1.1B, compared to $0.9B

•    Excluding losses associated with the August 2014 DoJ settlement, collateral valuation adjustments, and nonperforming loan sale and other recoveries, net charge-offs were $1B in both Q4-15 and the year-ago quarter

•    The net charge-off ratio increased to 0.51% from 0.40%. Excluding the items noted above, the net charge-off ratio was 0.45% in Q4-15, compared to 0.47%

•    Provision for credit losses of $810MM was relatively stable compared to the third quarter of 2015 and up from the year-ago quarter due to lower consumer recoveries, a slower pace of improvement in the consumer portfolio, and higher reserve builds in the commercial portfolio, due to loan growth and energy sector exposure

•    Net reserve release was $334MM, compared to $660MM; after adjusting for certain items reserved for in prior quarters, the net reserve release was $195MM, compared to $509MM

•    Criticized commercial exposures increased to $16.5B from $13.6B in the prior quarter and $11.6B in Q4-14, primarily due to increases in the energy sector
	Provision for credit losses	$810	$806	$219
	Net charge-offs	1,144	932	879
	Net charge-off ratio[2]	0.51%	0.42%	0.40%
	At period-end
	Nonperforming loans, leases and foreclosed properties	$9,836	$10,336	$12,629
	Nonperforming loans, leases and foreclosed properties ratio[3]	1.10%	1.17%	1.45%
	Allowance for loan and lease losses	$12,234	$12,657	$14,419
	Allowance for loan and lease losses ratio[4]	1.37%	1.44%	1.65%
[1]    Comparisons are to the year-ago quarter unless noted.
[2]    Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3]    Nonperforming loans, leases and foreclosed properties ratio is calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.
[4]    Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

Balance Sheet, Liquidity and Capital Highlights ($ in billions unless noted)
Balance Sheet (end of period)	Three months ended
	12/31/2015	9/30/2015	12/31/2014
Total assets	$2,144.3	$2,153.0	$2,104.5
Total loans and leases	903.0	887.7	881.4
Total deposits	1,197.3	1,162.0	1,118.9
Funding and Liquidity
Long-term debt	$236.8	$237.3	$243.1
Global Excess Liquidity Sources(D)	504	499	439
Time to required funding (months)(D)	39	42	39
Equity
Tangible common shareholders’ equity[1]	$162,118	$161,659	$151,732
Tangible common equity ratio[1]	7.8%	7.8%	7.5%
Common shareholders’ equity	$233,932	$233,632	$224,162
Common equity ratio	10.9%	10.9%	10.7%
Per Share Data
Tangible book value per common share (F)	$15.62	$15.50	$14.43
Book value per common share	22.54	22.41	21.32
Common shares outstanding (in billions)	10.38	10.43	10.52
Regulatory Capital
Basel 3 Transition (as reported)[2,3]
Common equity tier 1 (CET1) capital	$163.0	$161.6	$155.4
Risk-weighted assets	1,602	1,392	1,262
Common equity tier 1 ratio	10.2%	11.6%	12.3%
Basel 3 Fully Phased-in2,4
Common equity tier 1 capital	$154.1	$153.1	$141.2
Standardized approach
Risk-weighted assets	$1,426	$1,415	$1,415
CET1 ratio	10.8%	10.8%	10.0%
Advanced approaches[5]
Risk-weighted assets	$1,574	$1,398	$1,465
CET1 ratio	9.8%	11.0%	9.6%
Proforma risk-weighted assets	n/a	$1,570	n/a
Proforma CET1 ratio	n/a	9.7%	n/a
Supplementary leverage(K)
Tier 1 capital	$175.8	$174.6	$160.5
Bank holding company SLR	6.4%	6.4%	5.9%
Bank SLR	6.9%	7.0%	7.0%
Notes:

[1]	Represents a non-GAAP financial measure. For reconciliation, see pages 17-19 of this press release.

[2]
Regulatory capital ratios are preliminary. Common equity tier 1 (CET1) capital, Tier 1 capital, risk-weighted assets (RWA), CET1 ratio and bank holding company supplementary leverage ratio (SLR) as shown on a fully phased-in basis are non-GAAP financial measures. For a reconciliation of CET1 to fully phased-in, see page 13 of this press release.

[3]
As previously disclosed, Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital and is now required to report regulatory capital under both the Standardized and Advanced approaches. The approach that yields the lower ratio is to be used to assess capital adequacy and was the Advanced approaches in the fourth quarter of 2015. Prior to exiting the parallel run, we were required to report regulatory capital under the Standardized approach only.

[4]
With the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models, which increased our risk-weighted assets in the fourth quarter of 2015. Proforma information for Q3-15 includes the impact of these modifications as if effective at September 30, 2015.

[5]
Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2015, BAC had not received IMM approval.

Endnotes
A
Fully taxable-equivalent (FTE) basis for the Corporation is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 17-19 of this press release. Net interest income on a GAAP basis was $9.8 billion, $9.5 billion and $9.6 billion for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Net interest income on an FTE basis, excluding market-related and other adjustments, represents a non-GAAP financial measure. Market-related adjustments of premium amortization expense and hedge ineffectiveness were $0.1 billion, ($0.6) billion and ($0.6) billion for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Other adjustments for the quarter ended December 31, 2015 include $0.6 billion in negative adjustments on certain trust preferred securities. Total revenue, net of interest expense, on a GAAP basis was $19.5 billion, $20.4 billion and $18.7 billion for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Net DVA gains (losses) were ($198) million, $12 million and ($626) million for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

B
Noninterest expense, excluding litigation expense, is a non-GAAP financial measure. Noninterest expense on a GAAP basis was $13.9 billion, $13.8 billion and $14.2 billion for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Litigation expense was $428 million, $231 million and $393 million for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

C
Fully phased-in estimates are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 17-19 of this press release. On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting Common equity tier 1 (CET1) capital and Tier 1 capital. Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015. As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models, which increased our risk-weighted assets in the fourth quarter of 2015. Proforma information for Q3-15 includes the impact of these modifications as if effective at September 30, 2015. Basel 3 Advanced approaches estimates on a fully phased-in basis assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2015, BAC had not received IMM approval.

D
Global Excess Liquidity Sources include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity from the bank or other regulated entities are subject to certain regulatory restrictions. Time to required funding is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the parent company’s Global Excess Liquidity Sources without issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. For all periods shown, we have included in the amount of unsecured contractual obligations the liability, including estimated costs, for the previously announced BNY Mellon private-label securitization settlement. As of December 31, 2015, this amount was $8.5B.

E	Return on average tangible common equity is a non-GAAP financial measure. For more information, refer to pages 17-19 of this press release.
F	Tangible book value per share of common stock is a non-GAAP financial measure. For more information, refer to pages 17-19 of this press release.
G	Rankings per Dealogic as of January 5, 2016 for the quarter ended December 31, 2015.
H
In January 2016, the FASB issued new accounting guidance on recognition and measurement of financial instruments. The Corporation has early adopted, retrospective to January 1, 2015, the provision that requires the Corporation to present unrealized gains/losses resulting from changes in the Corporation's own credit spreads on liabilities accounted for under the fair value option (referred to as debit valuation adjustments, or DVA) in accumulated OCI. The impact of the adoption was to reclassify, as of January 1, 2015, unrealized DVA losses of $2.0B pretax ($1.2B after tax) from January 1, 2015 retained earnings to accumulated OCI. Further, pretax unrealized DVA gains of $301 million, $301 million and $420 million were reclassified from other income to accumulated OCI for Q3-15, Q2-15 and Q1-15, respectively. This had the effect of reducing net income as previously reported for the aforementioned quarters by $187 million, $186 million and $260 million, or approximately $0.02 per quarter. This change is reflected in consolidated results and the Global Markets segment results. Results for 2014 were not subject to restatement under the provisions of the new accounting guidance.

Revenue for all periods included net DVA on derivatives, as well as amortization of own credit portion of purchase discount and realized DVA on structured liabilities; periods prior to 2015 also included unrealized DVA on structured liabilities.

Global Markets revenue, excluding net DVA, and sales and trading revenue, excluding net DVA, are non-GAAP financial measures. Net DVA losses were $198 million and $626 million for the three months ended December 31, 2015 and 2014, respectively. FICC net DVA losses were $190 million and $577 million for the three months ended December 31, 2015 and 2014, respectively. Equities net DVA losses were $8 million and $49 million for the three months ended December 31, 2015 and 2014.

I
Legacy Assets and Servicing (LAS) noninterest expense, excluding litigation, is a non-GAAP financial measure. LAS noninterest expense was $1.1 billion, $1.1 billion and $1.4 billion for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. LAS litigation expense was $353 million, $228 million and $256 million in the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

J
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 17-19 of this press release.

K
The estimated supplementary leverage ratio is measured using quarter-end Tier 1 capital as the numerator, calculated under Basel 3 on a fully phased-in basis. The denominator is supplementary leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. At December 31, 2015, the estimated SLR for the Bank Holding Company on a fully phased-in basis was 6.4 percent. Differences between fully phased-in and transitional supplementary leverage exposures are immaterial.

Contact Information and Investor Conference Call Invitation

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss fourth-quarter 2015 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at
http://investor.bankofamerica.com.

For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is: 79795. Please dial in 10 minutes prior to the start of the call. A replay will also be available beginning at noon ET on January 19 through midnight, January 27 by telephone at 1.800.753.8546 (U.S.) or 1.402.220.0685 (international).

Investor Call Information
Investors May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112	Reporters May Contact: Jerry Dubrowski, Bank of America, 1.980.388.2840 jerome.f.dubrowski@bankofamerica.com

About Bank of America

Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,700 retail financial centers, approximately 16,000 ATMs, and award-winning online banking with approximately 32 million active users and approximately 19 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2014 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to distinguish certain aspects of the ACE Securities Corp. v. DB Structured Products, Inc. (ACE) ruling or to assert other claims seeking to avoid the impact of the ACE ruling; the possibility that the Company could face related servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; the impact on the Company’s business, financial condition and results of operations from a protracted period of lower energy prices; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including the potential adoption of total loss-absorbing capacity requirements; the potential for payment protection insurance exposure to increase as a result of Financial Conduct Authority actions; the possible impact of Federal Reserve actions on the Company’s capital plans; the impact of implementation and compliance with new and evolving U.S. and international regulations, including but not limited to recovery and resolution planning requirements, the Volcker Rule, and derivatives regulations; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; and other similar matters.
Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.
www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Year Ended December 31		Fourth Quarter 2015	Third Quarter 2015	Fourth Quarter 2014
	2015	2014
Net interest income	$39,251	$39,952	$9,801	$9,511	$9,635
Noninterest income	43,256	44,295	9,727	10,870	9,090
Total revenue, net of interest expense (1)	82,507	84,247	19,528	20,381	18,725
Provision for credit losses	3,161	2,275	810	806	219
Noninterest expense	57,192	75,117	13,871	13,808	14,196
Income before income taxes	22,154	6,855	4,847	5,767	4,310
Income tax expense	6,266	2,022	1,511	1,446	1,260
Net income (1)	$15,888	$4,833	$3,336	$4,321	$3,050
Preferred stock dividends	1,483	1,044	330	441	312
Net income applicable to common shareholders (1)	$14,405	$3,789	$3,006	$3,880	$2,738

Common shares issued	4,054	25,866	71	36	648
Average common shares issued and outstanding	10,462,282	10,527,818	10,399,422	10,444,291	10,516,334
Average diluted common shares issued and outstanding	11,213,992	10,584,535	11,153,169	11,197,203	11,273,773

Summary Average Balance Sheet
Total debt securities	$390,884	$351,702	$399,423	$394,420	$371,014
Total loans and leases	882,183	903,901	891,861	882,841	884,733
Total earning assets	1,830,342	1,814,930	1,852,958	1,847,396	1,802,121
Total assets	2,160,141	2,145,590	2,180,472	2,168,993	2,137,551
Total deposits	1,155,860	1,124,207	1,186,051	1,159,231	1,122,514
Common shareholders’ equity	230,182	223,072	234,851	231,620	224,479
Total shareholders’ equity	251,990	238,482	257,125	253,893	243,454

Performance Ratios
Return on average assets (1)	0.74%	0.23%	0.61%	0.79%	0.57%
Return on average tangible common shareholders’ equity (1, 2)	9.11	2.52	7.32	9.65	7.15

Per common share information
Earnings (1)	$1.38	$0.36	$0.29	$0.37	$0.26
Diluted earnings (1)	1.31	0.36	0.28	0.35	0.25
Dividends paid	0.20	0.12	0.05	0.05	0.05
Book value	22.54	21.32	22.54	22.41	21.32
Tangible book value (2)	15.62	14.43	15.62	15.50	14.43

			December 31 2015	September 30 2015	December 31 2014
Summary Period-End Balance Sheet
Total debt securities			$407,005	$391,651	$380,461
Total loans and leases			903,001	887,689	881,391
Total earning assets			1,811,998	1,826,310	1,768,431
Total assets			2,144,316	2,153,006	2,104,534
Total deposits			1,197,259	1,162,009	1,118,936
Common shareholders’ equity			233,932	233,632	224,162
Total shareholders’ equity			256,205	255,905	243,471
Common shares issued and outstanding			10,380,265	10,427,305	10,516,542

Credit Quality	Year Ended December 31		Fourth Quarter 2015	Third Quarter 2015	Fourth Quarter 2014
	2015	2014
Total net charge-offs	$4,338	$4,383	$1,144	$932	$879
Net charge-offs as a percentage of average loans and leases outstanding (3)	0.50%	0.49%	0.51%	0.42%	0.40%
Provision for credit losses	$3,161	$2,275	$810	$806	$219

			December 31 2015	September 30 2015	December 31 2014

Total nonperforming loans, leases and foreclosed properties (4)			$9,836	$10,336	$12,629
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)			1.10%	1.17%	1.45%
Allowance for loan and lease losses			$12,234	$12,657	$14,419
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (3)			1.37%	1.44%	1.65%

For footnotes see page 13.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)

	Basel 3 Transition
Capital Management	December 31 2015	September 30 2015	December 31 2014

Risk-based capital metrics (5, 6, 7):
Common equity tier 1 capital	$163,026	$161,649	$155,361
Common equity tier 1 capital ratio	10.2%	11.6%	12.3%
Tier 1 leverage ratio	8.6	8.5	8.2

Tangible equity ratio (8)	8.9	8.8	8.4
Tangible common equity ratio (8)	7.8	7.8	7.5

Regulatory Capital Reconciliations (5, 7, 9)	December 31 2015	September 30 2015	December 31 2014

Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition) (6)	$163,026	$161,649	$155,361
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	(5,151)	(5,554)	(8,905)
Accumulated OCI phased in during transition	(1,917)	(1,018)	(1,592)
Intangibles phased in during transition	(1,559)	(1,654)	(2,556)
Defined benefit pension fund assets phased in during transition	(568)	(470)	(599)
DVA related to liabilities and derivatives phased in during transition	307	228	925
Other adjustments and deductions phased in during transition	(54)	(92)	(1,417)
Common equity tier 1 capital (fully phased-in)	$154,084	$153,089	$141,217

Risk-weighted assets – As reported to Basel 3 (fully phased-in)
Basel 3 Standardized approach risk-weighted assets as reported (6)	$1,401,849	$1,391,672	$1,261,544
Changes in risk-weighted assets from reported to fully phased-in	24,088	22,989	153,722
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	$1,425,937	$1,414,661	1,415,266

Basel 3 Advanced approaches risk-weighted assets as reported	$1,602,070	n/a	n/a
Changes in risk-weighted assets from reported to fully phased-in	(27,690)	n/a	n/a
Basel 3 Advanced approaches risk-weighted assets (fully phased-in) (10)	$1,574,380	$1,397,504	1,465,479

Regulatory capital ratios
Basel 3 Standardized approach common equity tier 1 (transition) (6)	11.6%	11.6%	12.3%
Basel 3 Advanced approaches common equity tier 1 (transition)	10.2	n/a	n/a
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	10.8	10.8	10.0
Basel 3 Advanced approaches common equity tier 1 (fully phased-in) (10)	9.8	11.0	9.6

(1)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see page 9.

(2)
Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 17-19.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Regulatory capital ratios are preliminary.

(6)
Common equity tier 1 capital ratio at September 30, 2015 reflects the migration of the risk-weighted assets calculation from the general risk-based approach to the Basel 3 Standardized approach, and Common equity tier 1 capital includes the 2015 phase-in of regulatory capital transition provisions.

(7)
Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015. With the approval to exit parallel run, Bank of America is now required to report regulatory capital under both the Standardized and Advanced approaches. The approach that yields the lower ratio is to be used to assess capital adequacy and was the Advanced approaches in the fourth quarter of 2015. Prior to exiting parallel run, we were required to report regulatory capital under the Standardized approach only.

(8)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 17-19.

(9)	Fully phased-in estimates are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above.

(10)
Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2015, the Corporation had not received IMM approval.

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Fourth Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,792	$4,443	$4,353	$3,128	$588	$(545)
Provision for credit losses	654	15	233	30	(10)	(112)
Noninterest expense	4,343	3,478	1,938	2,754	1,148	210
Net income (loss)	1,799	614	1,378	185	(351)	(289)
Return on average allocated capital (2)	25%	20%	16%	2%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$211,126	$135,839	$320,290	$68,835	$27,223	$128,548
Total deposits	557,319	251,306	307,806	37,454	n/m	22,916
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$214,405	$137,847	$325,677	$73,208	$26,521	$125,343
Total deposits	572,739	260,893	296,162	37,276	n/m	22,898

	Third Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1, 3)	$7,832	$4,468	$4,190	$3,770	$840	$(488)
Provision for credit losses	648	(2)	179	42	6	(67)
Noninterest expense	4,435	3,446	2,018	2,683	1,142	84
Net income (loss) (3)	1,759	656	1,277	821	(196)	4
Return on average allocated capital (2)	24%	22%	14%	9%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$206,337	$133,168	$310,043	$66,392	$29,074	$137,827
Total deposits	548,897	243,980	296,321	37,050	n/m	22,603
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$208,981	$134,630	$315,224	$70,159	$27,982	$130,713
Total deposits	551,541	246,172	297,644	36,019	n/m	21,769

	Fourth Quarter 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,759	$4,603	$4,314	$2,387	$638	$(746)
Provision for credit losses	653	14	(31)	26	(113)	(330)
Noninterest expense	4,419	3,442	1,969	2,522	1,360	484
Net income (loss)	1,654	705	1,520	(75)	(379)	(375)
Return on average allocated capital (2)	22%	23%	18%	n/m	n/m	n/m
Balance Sheet
Average
Total loans and leases	$199,215	$123,544	$287,003	$58,108	$33,772	$183,091
Total deposits	517,581	238,835	292,096	40,941	n/m	22,162
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$202,000	$125,431	$288,905	$59,388	$33,055	$172,612
Total deposits	524,415	245,391	279,792	40,746	n/m	19,240

(1)
Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 17-19.)

(3)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see page 9.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Annual Results by Business Segment
(Dollars in millions)
	Year Ended December 31, 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1, 2)	$30,618	$18,001	$16,919	$15,067	$3,430	$(619)
Provision for credit losses	2,524	51	685	99	144	(342)
Noninterest expense	17,485	13,843	7,888	11,310	4,451	2,215
Net income (loss) (1)	6,739	2,609	5,273	2,496	(740)	(489)
Return on average allocated capital (3)	23%	22%	15%	7%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$204,723	$131,383	$305,220	$63,572	$29,885	$147,400
Total deposits	545,839	244,725	294,733	38,470	n/m	21,862
Allocated capital (3)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$214,405	$137,847	$325,677	$73,208	$26,521	$125,343
Total deposits	572,739	260,893	296,162	37,276	n/m	22,898

	Year Ended December 31, 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (2)	$30,809	$18,404	$17,607	$16,188	$2,676	$(568)
Provision for credit losses	2,680	14	322	110	127	(978)
Noninterest expense	17,865	13,654	8,170	11,862	20,633	2,933
Net income (loss)	6,436	2,969	5,769	2,705	(13,110)	64
Return on average allocated capital (3)	21%	25%	17%	8%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$197,115	$119,775	$286,484	$62,073	$35,941	$202,513
Total deposits	512,820	240,242	288,010	40,813	n/m	30,834
Allocated capital (3)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$202,000	$125,431	$288,905	$59,388	$33,055	$172,612
Total deposits	524,415	245,391	279,792	40,746	n/m	19,240

(1)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see page 9.

(2)
Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)
Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 17-19.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)
Fully taxable-equivalent (FTE) basis data (1)	Year Ended December 31		Fourth Quarter 2015	Third Quarter 2015	Fourth Quarter 2014
	2015	2014
Net interest income	$40,160	$40,821	$10,032	$9,742	$9,865
Total revenue, net of interest expense (2)	83,416	85,116	19,759	20,612	18,955
Net interest yield	2.20%	2.25%	2.16%	2.10%	2.18%
Efficiency ratio (2)	68.56	88.25	70.20	66.99	74.90

Other Data			December 31 2015	September 30 2015	December 31 2014
Number of financial centers - U.S.			4,726	4,741	4,855
Number of branded ATMs - U.S.			16,038	16,062	15,834
Ending full-time equivalent employees			213,280	215,193	223,715

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 17-19.

(2)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see page 9.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation periodically reviews capital allocated to its businesses and allocates capital annually during the strategic and capital planning processes. We utilize a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As part of this process, in 2015, the Corporation adjusted the amount of capital being allocated to its business segments, primarily Legacy Assets & Servicing.

See the tables below and on pages 18-19 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the years ended December 31, 2015 and 2014, and the three months ended December 31, 2015, September 30, 2015 and December 31, 2014. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Year Ended December 31		Fourth Quarter 2015	Third Quarter 2015	Fourth Quarter 2014
	2015	2014
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$39,251	$39,952	$9,801	$9,511	$9,635
Fully taxable-equivalent adjustment	909	869	231	231	230
Net interest income on a fully taxable-equivalent basis	$40,160	$40,821	$10,032	$9,742	$9,865

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense (1)	$82,507	$84,247	$19,528	$20,381	$18,725
Fully taxable-equivalent adjustment	909	869	231	231	230
Total revenue, net of interest expense on a fully taxable-equivalent basis	$83,416	$85,116	$19,759	$20,612	$18,955

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis
Income tax expense (1)	$6,266	$2,022	$1,511	$1,446	$1,260
Fully taxable-equivalent adjustment	909	869	231	231	230
Income tax expense on a fully taxable-equivalent basis	$7,175	$2,891	$1,742	$1,677	$1,490

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity
Common shareholders’ equity	$230,182	$223,072	$234,851	$231,620	$224,479
Goodwill	(69,772)	(69,809)	(69,761)	(69,774)	(69,782)
Intangible assets (excluding mortgage servicing rights)	(4,201)	(5,109)	(3,888)	(4,099)	(4,747)
Related deferred tax liabilities	1,852	2,090	1,753	1,811	2,019
Tangible common shareholders’ equity	$158,061	$150,244	$162,955	$159,558	$151,969

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Shareholders’ equity	$251,990	$238,482	$257,125	$253,893	$243,454
Goodwill	(69,772)	(69,809)	(69,761)	(69,774)	(69,782)
Intangible assets (excluding mortgage servicing rights)	(4,201)	(5,109)	(3,888)	(4,099)	(4,747)
Related deferred tax liabilities	1,852	2,090	1,753	1,811	2,019
Tangible shareholders’ equity	$179,869	$165,654	$185,229	$181,831	$170,944

(1)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see page 9.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2015	Third Quarter 2015	Fourth Quarter 2014
	2015	2014
Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity
Common shareholders’ equity	$233,932	$224,162	$233,932	$233,632	$224,162
Goodwill	(69,761)	(69,777)	(69,761)	(69,761)	(69,777)
Intangible assets (excluding mortgage servicing rights)	(3,768)	(4,612)	(3,768)	(3,973)	(4,612)
Related deferred tax liabilities	1,716	1,960	1,716	1,762	1,960
Tangible common shareholders’ equity	$162,119	$151,733	$162,119	$161,660	$151,733

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity
Shareholders’ equity	$256,205	$243,471	$256,205	$255,905	$243,471
Goodwill	(69,761)	(69,777)	(69,761)	(69,761)	(69,777)
Intangible assets (excluding mortgage servicing rights)	(3,768)	(4,612)	(3,768)	(3,973)	(4,612)
Related deferred tax liabilities	1,716	1,960	1,716	1,762	1,960
Tangible shareholders’ equity	$184,392	$171,042	$184,392	$183,933	$171,042

Reconciliation of period-end assets to period-end tangible assets
Assets	$2,144,316	$2,104,534	$2,144,316	$2,153,006	$2,104,534
Goodwill	(69,761)	(69,777)	(69,761)	(69,761)	(69,777)
Intangible assets (excluding mortgage servicing rights)	(3,768)	(4,612)	(3,768)	(3,973)	(4,612)
Related deferred tax liabilities	1,716	1,960	1,716	1,762	1,960
Tangible assets	$2,072,503	$2,032,105	$2,072,503	$2,081,034	$2,032,105

Book value per share of common stock
Common shareholders’ equity	$233,932	$224,162	$233,932	$233,632	$224,162
Ending common shares issued and outstanding	10,380,265	10,516,542	10,380,265	10,427,305	10,516,542
Book value per share of common stock	$22.54	$21.32	$22.54	$22.41	$21.32

Tangible book value per share of common stock
Tangible common shareholders’ equity	$162,119	$151,733	$162,119	$161,660	$151,733
Ending common shares issued and outstanding	10,380,265	10,516,542	10,380,265	10,427,305	10,516,542
Tangible book value per share of common stock	$15.62	$14.43	$15.62	$15.50	$14.43

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2015	Third Quarter 2015	Fourth Quarter 2014
	2015	2014
Reconciliation of return on average allocated capital (1)

Consumer Banking
Reported net income	$6,739	$6,436	$1,799	$1,759	$1,654
Adjustment related to intangibles (2)	4	4	1	1	1
Adjusted net income	$6,743	$6,440	$1,800	$1,760	$1,655

Average allocated equity (3)	$59,319	$60,398	$59,296	$59,305	$60,367
Adjustment related to goodwill and a percentage of intangibles	(30,319)	(30,398)	(30,296)	(30,305)	(30,367)
Average allocated capital	$29,000	$30,000	$29,000	$29,000	$30,000

Global Wealth & Investment Management
Reported net income	$2,609	$2,969	$614	$656	$705
Adjustment related to intangibles (2)	11	13	2	3	3
Adjusted net income	$2,620	$2,982	$616	$659	$708

Average allocated equity (3)	$22,130	$22,214	$22,115	$22,132	$22,186
Adjustment related to goodwill and a percentage of intangibles	(10,130)	(10,214)	(10,115)	(10,132)	(10,186)
Average allocated capital	$12,000	$12,000	$12,000	$12,000	$12,000

Global Banking
Reported net income	$5,273	$5,769	$1,378	$1,277	$1,520
Adjustment related to intangibles (2)	1	2	1	—	—
Adjusted net income	$5,274	$5,771	$1,379	$1,277	$1,520

Average allocated equity (3)	$58,935	$57,429	$58,938	$58,947	$57,420
Adjustment related to goodwill and a percentage of intangibles	(23,935)	(23,929)	(23,938)	(23,947)	(23,920)
Average allocated capital	$35,000	$33,500	$35,000	$35,000	$33,500

Global Markets
Reported net income (loss) (4)	$2,496	$2,705	$185	$821	$(75)
Adjustment related to intangibles (2)	10	9	2	4	2
Adjusted net income (loss)	$2,506	$2,714	$187	$825	$(73)

Average allocated equity (3)	$40,392	$39,394	$40,355	$40,351	$39,395
Adjustment related to goodwill and a percentage of intangibles	(5,392)	(5,394)	(5,355)	(5,351)	(5,395)
Average allocated capital	$35,000	$34,000	$35,000	$35,000	$34,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Legacy Assets & Servicing.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

(4)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see page 9.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.